Exhibit 99.6

MERRY LAND PROPERTIES, INC. 401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN

VOTING INSTRUCTION CARD

YOUR VOTE IS IMPORTANT.

Please execute your instruction card promptly and return it in the enclosed envelope.

DETACH HERE

VOTING INSTRUCTION CARD

CORNERSTONE REALTY INCOME TRUST, INC.

Instruction Card Solicited on behalf of the Board of Directors of the Company for Special Meeting of Shareholders to be Held April 1, 2005

     The undersigned, being a participant or beneficiary in the Merry Land Properties, Inc. 401(k) and Employee Stock Ownership Plan (the “Plan”), hereby instructs W. Tennent Houston, as Trustee of the Plan, to vote, as indicated on the back of this card, all COMMON SHARES of the Company allocated to the undersigned’s Company Stock Account under the Plan at the Special Meeting of the Shareholders to be held at 9:00 a.m., local time, on April 1, 2005 at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia 23220, and at any adjournment or postponement of said meeting.

SEE REVERSE SIDE You are encouraged to specify your choice by marking the appropriate boxes. If you do not provide instructions as to how to vote your common shares in the Plan, the Trustee will not vote the shares represented by your instruction card on that matter and it will have the same effect as a vote against the proposal.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

WACHOVIA BANK, N.A.
ATTN: Proxy Tabulation — NC1153
P.O. Box 217950
Charlotte, NC 28254-3555

DETACH HERE

☒	Please mark votes as in this example

This instruction card when properly executed, will be voted in the manner directed herein by the participant or beneficiary. If no direction is otherwise made, this instruction card will be voted on that matter, and it will have the same effect as a vote against the proposal. This instruction card may be revoked at any time before it is voted by delivery to Wachovia Bank, N.A. of either a written revocation of the instruction card or a duly executed instruction card bearing a later date.

The Board of Directors recommends voting FOR the merger agreement, the plan of merger and the merger.

		FOR	AGAINST	ABSTAIN

1.	To approve the Agreement and Plan of Merger, dated as of October 25, 2004, as amended, by and among Colonial Properties Trust, CLNL Acquisition Sub LLC (“Merger Sub”), and the Company, the plan of merger included in the merger agreement and the merger of the Company into Merger Sub. The merger agreement is described in, and attached as Annex A to, and the plan of merger is attached as Annex B to, the accompanying joint proxy statement/prospectus.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	To approve an adjournment or postponement of the Special Meeting of Shareholders, if necessary, to solicit additional proxies in favor of the proposal above.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature:	Date:	Title: